PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 31, 2022)                         Registration No. 333-258325

Up to 53,211,039 Shares of Common Stock

This prospectus supplement no. 1 (this “prospectus supplement”) amends and supplements the prospectus dated March 31, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-258325). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbols “PNT”. On May 9, 2022, the closing price of our common stock was $7.23 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2022 (May 6, 2022)
_______________________

POINT BIOPHARMA GLOBAL INC.
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39311 (Commission File Number)	85-0800493 (I.R.S. Employer Identification No.)
4850 West 78th Street, Indianapolis, IN, 46268
(Address of principal executive offices and zip)

(317) 543-9957
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PNT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

On May 6, 2022, POINT Biopharma Inc., a Delaware corporation (“POINT”) and wholly-owned subsidiary of POINT Biopharma Global Inc., a Delaware corporation (the “Company”), entered into a fourth amendment (the “Fourth Amendment”) to that certain Exclusive Sublicense Agreement, dated April 2, 2020, between POINT and Bach Biosciences, LLC, a Delaware limited liability company (the “Bach Biosciences”), as amended by the First Amendment to Exclusive Sublicense Agreement, dated April 14, 2020, the Second Amendment to Exclusive Sublicense Agreement, dated January 5, 2021, and the Third Amendment to Exclusive Sublicense Agreement, dated September 24, 2021 (collectively, the “Sublicense Agreement”).

The Sublicense Agreement grants to POINT an exclusive, sublicensable, worldwide license under Bach Biosciences’ patent rights to use, develop, manufacture and commercialize any products arising from the licensed technology. Under the Sublicense Agreement, the Company is responsible for the costs of all preclinical and clinical development activities during the preclinical and clinical development phase of the collaboration.

Pursuant to the Fourth Amendment, the Company and Bach Biosciences agreed to remove all regulatory and sales milestones which would have been payable by the Company to Bach Biosciences, as well as to reduce the royalty rate payable by the Company to Bach Biosciences by fifty percent (one-half). In signing the Fourth Amendment, the Company agreed to pay a one-time amendment fee to Bach Biosciences of $2,000,000, and to extend the duration of the Company’s sponsored research relationship relating to the generation of new FAPi-targeting drugs with Bach Biosciences and Tufts Medical School by an additional two (2) years at the current sponsorship rate.

POINT has the right to terminate the Sublicense Agreement, subject to a prior written notice of 90 days to Bach Biosciences. If POINT or Bach Biosciences fails to comply with any of its obligations or otherwise breaches the agreement, the other party may terminate the agreement. The Sublicense Agreement will expire upon the cessation of commercialization of the last licensed product by POINT.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits
Number	Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2022	POINT BIOPHARMA GLOBAL INC.

	By:	/s/ Bill Demers
	Name:	Bill Demers
	Title:	Chief Financial Officer